EXHIBIT 10.6(c)

AMENDMENT TO

SMITHFIELD FOODS, INC.
1998 STOCK INCENTIVE PLAN

This Amendment to the Smithfield Foods, Inc. 1998 Stock Incentive Plan is made effective August 29, 2001.

1.	Section 3(t) of the Plan is amended to read as follows:

“Performance Criteria” means any of the following areas of performance of the Company or a Subsidiary of the Company: asset growth; pre-tax earnings; pre-tax profits; debt to equity ratio; earnings per share; revenues; operating income; operating costs and efficiencies; operating cash flow; net income, before or after taxes; net income before income taxes, incentive payments and accounting for minority interest; return on total capital, equity, revenue or assets; or market value of the Company’s Common Stock. All Performance Criteria shall be calculated in accordance with generally accepted accounting principles consistently applied by the Company.